EXHIBIT 99

News Release	[MAGELLAN LOGO]

NYSE: MMP

Date:	Dec. 11, 2003

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Reiterates 2003 Earnings Guidance, Provides 2004 Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) reiterates the earnings guidance previously provided for 2003 of $3.53 to $3.55 per unit, excluding transition costs associated with the recent change in majority ownership of the partnership. A reconciliation of expected 2003 earnings per unit to earnings per unit excluding transition costs accompanies this release.

Management further indicates that its current expectation for 2004 earnings is $3.30 per unit. Guidance for 2004 had not previously been provided, and transition costs are not expected to impact 2004 earnings per unit.

Although earnings per unit are predicted to be lower between periods, operating margin, which is calculated as revenues minus operating expenses and product purchases, is expected to increase between 2003 and 2004. The expected increase in 2004 is primarily attributable to the full year impact of the petroleum products management business purchased in July 2003, increases in ancillary service rates on the petroleum products pipeline system and lower operating expenses due to asset write-offs in 2003, partially offset by a customer storage contract buyout at the partnership’s Galena Park terminal during 2003.

“The year 2003 has been a strong year for us, and we expect margins from our businesses to increase further in 2004 even though factors not directly related to asset performance will offset this improvement,” said Don Wellendorf, chief executive officer. “We remain focused on safely and efficiently operating our existing assets while pursuing growth opportunities from both organic projects and accretive acquisitions.

“The partnership currently has a strong distribution coverage ratio, and our target is to grow cash distributions by 10 percent annually,” he added.

The anticipated decline in earnings per limited partner unit is primarily due to higher interest rates, the annual escalation of the cap on general and administrative expenses that are subject to reimbursement to the owners of the general partner and the increase in income allocated to the general partner resulting from quarterly increases in cash distributions to the limited partners in 2003. In general, income is allocated to the general and limited partners based on the same proportion as cash distributions. As cash distributions increase, the overall proportion allocated to the general partner increases due to the general partner’s incentive distribution rights. Any additional increases in distribution during 2004, which are not reflected in the earnings guidance, would have a similar impact.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P., formerly Williams Energy Partners L.P., is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF EXPECTED 2003 EARNINGS PER UNIT

EXCLUDING TRANSITION COSTS

(Unaudited)

Earnings per unit reconciliation:
Expected 2003 earnings per unit excluding transition costs	$3.53-$3.55

Less:
Transition costs impacting earnings per unit:
Paid-time-off benefits	$0.11
Incentive compensation early vesting	0.05
Separation from Williams	0.11

Total transition costs impacting earnings per unit	$0.27

Expected 2003 earnings per unit	$3.26-$3.28